Exhibit 99.5

Risk factors

Risks related to our business

The impact of the COVID-19 pandemic has adversely affected, and is expected to continue to adversely affect, our business, financial condition and results of operations.

The COVID-19 pandemic began to impact our operations late in the first quarter of 2020. The impact of lost revenue primarily affected our Promotional Solutions, Checks and Cloud Solutions segments, and late in the year, our Payments segment experienced delays in new client implementations because of the impacts of the pandemic. The sweeping nature of the pandemic makes it extremely difficult to predict how our business and operations will be affected in the longer term. Consistent with various state and federal orders, we were able to designate portions of our business as “essential.” As such, many of our facilities remained open during government-mandated shut-downs. We successfully activated our business continuity plan to ensure uninterrupted operations and services, while keeping our facilities safe for our employees, customers and communities. Under this plan, employees who have the ability to work from home continue to do so, which poses additional cybersecurity and data security risk. Certain of our facilities remain closed. We may close additional facilities, as necessary, to protect the health of our employees, as a result of disruptions in the operation of our supply chain or in response to a prolonged decrease in demand for our products and services. If it becomes necessary to close additional facilities to protect the health of our employees, we have the ability to move work between our various facilities.

As the current economic environment is significantly impacting small businesses, we are closely monitoring the breadth and depth of small business closures and bankruptcies, changes in the level of small business optimism, lending to small and mid-sized businesses and the general functioning of the credit markets, adoption of government stimulus and other economic programs, consumer unemployment levels and changes in consumer spending patterns. We cannot predict the pace at which these factors will improve or the impact a prolonged downturn in the economy will have on our business, financial condition and/or results of operations.

We also incurred, and may continue to incur, additional costs as we respond to the pandemic, including, but not limited to, costs incurred to implement operational changes allowing social distancing, costs related to employees who are not working during the pandemic, a Hero Pay premium provided to employees working on-site, overtime pay as required and costs associated with additional cleaning and disinfecting of our facilities. In addition, in response to the pandemic, local, state, national and international governments and health authorities have established myriad new laws, rules, regulations and orders. These emergency enactments evolve rapidly, and sometimes become effective within a 24-hour period. The complexity of complying with COVID-19 specific regulations is significant.

All of these circumstances negatively impact our liquidity. To bolster our liquidity at the beginning of the pandemic, we drew an additional $238.0 million on our $1.15 billion existing credit facility in March 2020. We subsequently repaid $300.0 million of the amount drawn on the existing credit facility. In addition, we suspended our share repurchase program and we took additional steps to reduce discretionary spending and other expenditures in line with revenue declines. These steps included temporary salary reductions for all salaried employees, including our leadership team and board of directors, project delays, furloughs and other actions. We also delayed U.S. federal payroll tax payments as permitted by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. We continue to monitor the situation closely, including impacts on our operations, suppliers, customers, industry and workforce. If conditions deteriorate, we may implement further measures to provide additional financial flexibility and to improve our cash position and liquidity, including additional borrowings under our existing credit facility.

If demand for our products and services further deteriorates or does not return to normal levels in the longer term, we may be required to take further actions to improve our cash position, including but not limited to, implementing further employee furloughs and/or workforce reductions, or foregoing capital expenditures and other discretionary expenses. In addition, dividends are approved by our board of directors each quarter and thus, are subject to change.

The situation surrounding COVID-19 remains fluid and the potential for a material impact on our results of operations, financial condition and/or liquidity increases the longer the virus impacts activity levels in the U.S. and the other countries in which we operate. For this reason, we cannot reasonably estimate with any degree of certainty the future impact the pandemic may have on our results of operations, financial position and/or liquidity. The extent to which the COVID-19 pandemic impacts our business depends on future developments, many of which are beyond our control, such as: the severity and duration of the pandemic, governmental, business and individuals' actions in response to the pandemic; the timing and effectiveness of vaccines; and the resulting impact on economic activity and the financial markets. We may not have yet experienced the full impact of the pandemic or its resulting impact on our customers. Our revenue may not immediately recover with an improvement in macroeconomic conditions and may require new business formations and/or the expansion of sales to our existing customers.

In completing asset impairment analyses during 2020, we were required to make assumptions using the best information available at the time, including the performance of our reporting units before and subsequent to the declaration of a pandemic and available economic forecasts. To the extent our assumptions differ materially and negatively from actual events, we may be required to record additional asset impairment charges.

Other cascading effects of the COVID-19 pandemic that are not currently foreseeable could materially increase our costs, negatively impact our revenue and adversely impact our results of operations and liquidity, possibly to a significant degree. We cannot predict the severity or duration of any such impacts. The COVID-19 pandemic could have the effect of heightening many of the other risks described below, including, without limitation, those related to the success of our strategy, our ability to attract and retain customers, competition, the rate of decline for checks and business forms, our ability to reduce costs, risks of cybersecurity breaches, interruptions to our website operations or information technology systems, the ability of third-party providers to perform, and potential litigation.

If our long-term growth strategy is not successful, our business and financial results would be adversely impacted.

Our vision is to be a Trusted Business Technology leader in payments and data. We may not achieve our long-term objectives, and investments in our business may fail to impact our financial results as anticipated. Our strategic plan could fall short of our expectations for many reasons, including, among others:

•	our failure to transform to a sales-driven organization;

•	our failure to generate profitable revenue growth;

•	our inability to acquire new customers, retain our current customers and sell more products and services to current and new customers;

•	our failure to fully implement sales technology that enables a single view of our customers;

•	our inability to implement improvements to our technology infrastructure, our digital services offerings and other key assets to increase efficiency, enhance our competitive advantage and scale our operations;

•	our failure to develop new products and services;

•	our failure to effectively manage the growth, expanding complexity and pace of change of our business and operations;

•	our inability to effectively operate, integrate or leverage businesses we acquire;

•	the failure of our digital services and products to achieve widespread customer acceptance;

•	our inability to promote, strengthen and protect our brand;

•	our failure to attract and retain skilled talent to execute our strategy and sustain our growth;

•	unanticipated changes in our business, markets, industry or the competitive landscape; and

•	general economic conditions.

We can provide no assurance that our strategy will be successful, either in the short term or in the long term, that it will generate a positive return on our investment or that it will not materially reduce our earnings before interest, taxes, depreciation and amortization (EBITDA) margins. If our strategy is not successful, or if there is market perception that our strategy is not successful, our reputation and brand may be damaged.

If we are unable to attract and retain customers in a cost-effective manner or effectively operate a multichannel customer experience, our business and results of operations would be adversely affected.

Our success depends on our ability to attract new and returning customers in a cost-effective manner. We use a variety of methods to promote our products and services, including a direct sales force, partner referrals, email marketing, purchased search results from online search engines, direct mail advertising, broadcast media, advertising banners, social media and other online links. Certain of these methods may become less effective or more expensive. For example, our response rates for direct mail advertising have been decreasing for some time, internet search engines could modify their algorithms or increase prices for purchased search results or certain partner referrals could decline. We continually evaluate and modify our marketing and sales efforts to achieve the most effective mix of promotional methods. Competitive pressure may inhibit our ability to reflect increased costs in the prices of our products and services and/or new marketing strategies may not be successful. Either of these occurrences would have an adverse impact on our ability to compete and our results of operations would be adversely affected. In addition, when our check supply contracts expire, customers have the ability to renegotiate their contracts with us or to consider changing suppliers. Failure to achieve favorable contract renewals and/or to obtain new check supply customers would result in decreased revenue.

Additionally, we believe we must maintain a relevant, multichannel experience in order to attract and retain customers. Customers expect to have the ability to choose their method of ordering, whether via the mail, computer, phone or mobile device. Although we are constantly making investments to update our technology, we cannot predict the success of these investments. Multichannel marketing is rapidly evolving and we must keep pace with the changing expectations of our customers and new developments by our competitors. If we are unable to implement improvements to our customer-facing technology in a timely manner, or if our customer-facing technology does not function as designed, we could find it increasingly difficult to attract new and returning visitors, which would result in decreased revenue.

We face intense competition from other business enterprises, and we expect that competition will continue to increase.

Competition in the payments industry is intense. We are competing against numerous financial technology (Fintech) companies, as well as financial institution in-house capabilities. Volume is the key to staying cost-competitive, and breadth of services is critical to stay relevant to customers. In addition, although we are a leading check printer in the U.S., we face considerable competition in the check printing portion of the payments industry. In addition to competition from the digitization of payments, we also face intense competition from another large check printer in our traditional financial institution sales channel, from direct mail and internet-based sellers of personal and business checks, from check printing software vendors and from certain significant retailers. Pricing continues to be competitive in our financial institution sales channel, as financial institutions seek to maintain their previous levels of profitability, even as check usage declines.

Within our Cloud Solutions segment, the market for web hosting services is highly competitive and commoditized. As such, significant spending on product development and customer acquisition is required to compete in this space, and value-added services differentiate the competition. The markets for our hosted software-as-a-service (SaaS) solutions, including search, social and email marketing and logo design and business incorporation services, are also large, dynamic and highly competitive, with dominant integrated players, as well as niche providers. Competition for our data-driven marketing services is also intense, with a wide variety of companies in the data solutions space, including advertising agencies, marketing technology firms, data aggregators and brokers, and source data providers. Adapting to new technology is a key challenge in this business, along with hiring and retaining the right people.

Within our Promotional Solutions segment, the markets for business forms and promotional products are intensely competitive and highly fragmented. Current and potential competitors include traditional storefront printing companies, office superstores, wholesale printers, online printing companies, small business product resellers and providers of custom apparel and gifts. The competitive landscape for online suppliers continues to be challenging as new internet businesses are introduced.

We can provide no assurance that we will be able to compete effectively against current and future competitors. Our competitors may develop better products or technologies and may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Continued competition could result in price reductions, reduced profit margins and/or loss of customers, all of which would have an adverse effect on our results of operations and cash flows.

If we do not adapt to changes in technology in a timely and cost-effective manner, our ability to sustain and grow our business could be adversely affected.

The markets for many of the products and services we provide are characterized by constant change and innovation. The introduction of competing products and services using new technologies, the evolution of industry standards or the introduction of more attractive products or services, including the digitization of payments, could make some or all of our products and services less desirable, or even obsolete. These potential changes are magnified by the intense competition we face. To be successful, our technology-based products and services must keep pace with technological developments and evolving industry standards, address the ever-changing and increasingly sophisticated needs of our customers, and achieve market acceptance. Additionally, we must differentiate our service offerings from those of our competitors and from the in-house capabilities of our customers. We could lose current and potential customers if we are unable to develop products and services that meet changing demands in a timely manner. Additionally, we must continue to develop our skills, tools and capabilities to capitalize on existing and emerging technologies, and this requires us to incur substantial costs. Any of the foregoing risks could result in harm to our business and results of operations.

We face uncertainty regarding the success and integration of past and future acquisitions, which could have an adverse impact on our operating results.

We completed many acquisitions during the past several years. These acquisitions extended our range of products and services, including treasury management and web services. In addition, we purchased the operations of several small business distributors with the intention of growing revenue in our enterprise accounts and dealer channels. The integration of any acquisition involves numerous risks, including, among others:

•	difficulties and/or delays in assimilating operations, products and services, including effectively scaling revenue and ensuring that a strong system of information security and controls is in place;

•	failure to realize expected synergies and savings or to achieve projected profitability levels on a sustained basis;

•	diversion of management's attention from other business concerns and risks of managing an increasingly diverse set of products and services across expanded and new industries;

•	unanticipated integration costs;

•	difficulty in maintaining controls, procedures and policies, especially when the acquired business was a non-public company and may not have employed the same rigor in these areas as required for a publicly traded company;

•	decisions by our customers or the customers of the acquired business to temporarily or permanently seek alternate suppliers;

•	difficulty in assimilating the acquired business into our corporate culture;

•	increased compliance and other complexity;

•	unidentified issues not discovered during our due diligence process, including product or service quality issues, intellectual property issues and tax or legal contingencies;

•	failure to address legacy distributor account protection rights; and

•	loss of key employees.

One or more of these factors could impact our ability to successfully operate, integrate or leverage an acquisition and could negatively affect our results of operations.

We have indicated that we plan to supplement sales-driven revenue growth with strategically targeted acquisitions over time. The time and expense associated with finding suitable businesses, technologies or services to acquire can be disruptive to our ongoing business and may divert management’s attention. We cannot predict whether suitable acquisition candidates can be identified or acquired on acceptable terms or whether any acquired products, technologies or businesses will contribute to our revenue or earnings to any material extent. We may need to seek financing for larger acquisitions, which would increase our debt obligations and may not be available on terms that are favorable to us. Additionally, acquisitions may result in additional contingent liabilities, additional amortization expense and/or future non-cash asset impairment charges related to acquired intangible assets and goodwill, and thus, could adversely affect our business, results of operations and financial condition.

The use of checks and forms is declining and we may be unable to offset the decline with profitable revenue growth.

Checks continue to be a significant portion of our business, accounting for 39.4% of our consolidated revenue in 2020. We sell checks for personal and business use and believe that there will continue to be demand for personal and business checks for the foreseeable future, although the total number of checks written in the U.S. has been in decline since the mid-1990s. According to the most recent information released by the Federal Reserve in October 2020, the total number of checks written declined an average of 8.4% each year between 2015 and 2018, compared to an average decline of 3.4% each year between 2012 and 2015. We expect that the number of checks written will continue to decline due to the digitization of payments, including debit cards, credit cards, direct deposit, wire transfers, and other payment solutions, such as PayPal®, Apple Pay®, Square®, Zelle® and Venmo®. In addition, the RTP® system run by The Clearing House Payments Company, LLC is a real-time payments system that currently reaches over 50% of U.S. bank accounts. In August 2019, the U.S. Federal Reserve announced that it plans to develop its own real-time payments system, FedNowSM, with an expected launch in 2023 or 2024.

The rate and the extent to which digital payments will replace checks, whether as a result of legislative developments, changing payment systems, personal preference or otherwise, cannot be predicted with certainty. Increased use of alternative payment methods, or our inability to successfully offset the secular decline in check usage with other sources of revenue, would have an adverse effect on our business, cash flows and results of operations.

The use of business forms has also been declining. Continual technological improvements, including the lower price and higher performance capabilities of personal computers, printers and mobile devices, have provided small business customers with alternative means to execute and record business transactions. Additionally, electronic transaction systems, off-the-shelf business software applications, web-based solutions and mobile applications have been designed to replace preprinted business forms. Greater acceptance of electronic signatures also has contributed to the overall secular decline in printed products. It is difficult to predict the pace at which these alternative products and services will replace standardized business forms. If small business preferences change rapidly and we are unable to develop new products and services with comparable operating margins, our results of operations would be adversely affected.

We may not succeed in promoting and strengthening our brand, which could prevent us from acquiring customers and increasing revenue.

The success of our businesses depends on our ability to attract new and returning customers. For this reason, the promotion and strengthening of the Deluxe brand plays a key role in the execution of our strategy. We believe that the importance of brand recognition is particularly essential for the success of our various service offerings because of the level of competition for these services. Customer awareness of our brand, as well as the perceived value of our brand, depends largely on the success of our marketing efforts and our ability to provide a consistent, high-quality customer experience. In the past, we had many brands associated with our products and services as a result of previous acquisitions. Unifying our brands to operate as one Deluxe is an essential part of our One Deluxe strategy. In February 2020, we unveiled our new Deluxe brand. We can provide no assurance that our branding strategy will be successful or will result in a positive return on our investment.

To promote our brand, we have incurred, and will continue to incur, expense related to advertising and other marketing efforts. We can provide no assurance that these efforts will be successful or that our revenue will increase at a level commensurate with our marketing expenditures. There is also the risk that adverse publicity, whether or not justified, could adversely affect our business. We currently have an agreement with retired NBA superstar and entrepreneur Baron Davis, who is currently scheduled to appear in Season 6 of our online series, Small Business Revolution, in July 2021. If Mr. Davis, other business partners or key employees are the subject of adverse news reports or negative publicity, our reputation may be tarnished and our results of operations could be adversely affected.

A component of our brand promotion strategy is building on our relationship of trust with our customers, which we believe can be achieved by providing a high-quality customer experience. We have invested, and will continue to invest, resources in website development, design and technology, and customer service and production operations. Our ability to provide a high-quality customer experience is also dependent on external factors, including the reliability and performance of our suppliers, telecommunications providers and third-party carriers. Our brand value also depends on our ability to protect and use our customers' data in a manner that meets expectations. A security incident that results in unauthorized disclosure of our customers' sensitive data could materially harm our reputation. The failure of our brand promotion activities to meet our expectations or our failure to provide a high-quality customer experience for any reason could adversely affect our ability to attract new customers and maintain customer relationships, which would adversely harm our business and results of operations.

Our cost reduction initiatives may not be successful.

Intense competition, secular declines in the use of checks and business forms and the commoditization of web services compel us to continually improve our operating efficiency in order to maintain or improve profitability. Cost reduction initiatives have required, and will continue to require, up-front expenditures related to items such as redesigning and streamlining processes, consolidating information technology platforms, standardizing technology applications, further enhancing our strategic supplier sourcing arrangements, improving real estate utilization and funding employee severance benefits. We can provide no assurance that we will achieve future cost reductions or that we will do so without incurring unexpected or greater than anticipated expenditures. Moreover, we may find that we are unable to achieve business simplification and/or cost reduction goals without disrupting our business, negatively impacting efforts to grow our business or reducing the effectiveness of our sustainability practices. As a result, we may choose to delay or forgo certain cost reductions as business conditions require. Failure to continue to improve our operating efficiency and to generate adequate savings to fund necessary investments could adversely affect our business if we are unable to remain competitive.

Security breaches, computer malware or other cyber attacks involving the confidential information of our customers, employees or business partners could substantially damage our reputation, subject us to litigation and enforcement actions, and substantially harm our business and results of operations.

Information security risks have increased in recent years, in part because of the proliferation of new technologies and increased use of the internet and cloud-based activities, as well as the increased sophistication and activities of hackers, terrorists and activists. In addition, our own information security risks have increased due to the acquisition of companies with their own internally-developed technologies. We use internet-based channels that collect customers’ financial account and payment information, as well as other sensitive information, including proprietary business information and personally identifiable information of our customers, employees, contractors, suppliers and business partners. Each year, we process hundreds of millions of records containing data related to individuals and businesses. We also provide services that are instrumental in supporting our customers and their businesses, such as website and email hosting. Cybersecurity is one of the top risks identified by our Enterprise Risk Management Steering Committee, as technology-based organizations such as ours are vulnerable to targeted attacks aimed at exploiting network and system application weaknesses.

The secure and uninterrupted operation of our networks and systems, as well as the processing, maintenance and confidentiality of the sensitive information that resides on our systems, is critical to our business operations and strategy. We have a risk-based information/cybersecurity program dedicated to protecting our data and solutions. We employ a defensive in-depth strategy, utilizing the concept of security layers and the CIA (confidential, integrity and availability) triad model. Computer networks and the internet are, by nature, vulnerable to unauthorized access. An accidental or willful security breach could result in unauthorized access and/or use of customer information, including consumers' personally identifiable information or, in some cases, the protected health information of certain individuals. Our security measures could be breached by third-party action, computer viruses, accidents, employee or contractor error, or malfeasance by rogue employees. In addition, we depend on a number of third parties, including vendors, developers and partners, that are critical to our business and to which we may grant access to our customer or employee data. While we conduct due diligence on these third parties with respect to their security and business controls, we rely on them to effectively monitor and oversee these control measures. Individuals or third parties may be able to circumvent controls and/or exploit vulnerabilities that may exist, resulting in the disclosure or misuse of sensitive business and personal customer or employee information and data.

Because techniques used to obtain unauthorized access, disable or degrade service, or sabotage computer systems change frequently, may be difficult to detect immediately, and generally are not recognized until they are launched against a target, we may be unable to implement adequate preventive measures. Unauthorized parties may also attempt to gain access to our systems or facilities through various means, including hacking into our systems or facilities, fraud, trickery or other means of deceiving employees and contractors. We have experienced external internet-based attacks by threat actors aimed at disrupting internet traffic and/or attempting to place illegal or abusive content on our or our customers’ websites. Additionally, our customers and employees have been and will continue to be targeted by threat actors using social engineering techniques to obtain confidential information or using fraudulent "phishing" emails to introduce malware into the environment. To-date, these various threats have not materially impacted our customers, our business or our financial results. However, our technologies, systems and networks are likely to be the target of future attacks due to the increasing threat landscape for all technology businesses, and we can provide no assurance that future incidents will not be material.

Despite our significant cybersecurity efforts, a party that is able to circumvent our security measures could misappropriate our or our customers' personal and proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation, all of which could deter clients and consumers from ordering our products and services and result in the termination of client contracts. Additionally, it is possible that there could be vulnerabilities that impact large segments of mobile, computer or server architecture. Any of these events would adversely affect our business, financial condition and results of operations.

In addition, if we were to experience a material information security breach, we may be required to expend significant amounts of management time and financial resources to remedy, protect against or mitigate the effects of the breach, and we may not be able to remedy the situation in a timely manner, or at all. Furthermore, under payment card association rules and our contracts with debit and credit card processors, if there is a breach of payment card information that we store or that is stored by third parties with which we do business, we could be liable to the payment card issuing banks for their cost of issuing new cards and other related expenses. We could also lose our ability to accept credit and debit card payments from our customers, which would likely result in the loss of customers and the inability to attract new customers. We could also be exposed to time-consuming and expensive litigation, government inquiries and/or enforcement actions. If we are unsuccessful in defending a claim regarding information security breaches, we may be forced to pay damages, penalties and fines, and our insurance coverage may not be adequate to compensate us fully for any losses that may occur. Contractual provisions with third parties, including cloud service providers, may limit our ability to recover losses resulting from the security breach of a business partner.

There are international, federal and state laws and regulations requiring companies to notify individuals of information security breaches involving their personal data, the cost of which would negatively affect our financial results. These mandatory disclosures regarding an information security breach often lead to widespread negative publicity. If we were required to make such a disclosure, it may cause our clients and customers to lose confidence in the effectiveness of our information security measures. Likewise, general publicity regarding information security breaches at other companies could lead to the perception among the general public that e-commerce is not secure. This could decrease traffic to our websites, negatively affect our financial results and limit future business opportunities.

Interruptions to our website operations or information technology systems, or failure to maintain our information technology platforms, could damage our reputation and harm our business.

The satisfactory performance, reliability and availability of our information technology systems is critical to our reputation and our ability to attract and retain customers. We could experience temporary interruptions in our websites, transaction processing systems, network infrastructure, service technologies, printing production facilities or customer service operations for a variety of reasons, including, among others, human error, software errors or design faults, security breaches, power loss, telecommunications failures, equipment failures, electrical disruptions, labor issues, vandalism, fire, flood, extreme weather, terrorism and other events beyond our control.

One of the cornerstones of our growth strategy is investment in our information technology infrastructure. We are investing significant resources to build out our technology platforms. We implemented a human capital management system in January 2020. We also completed the first implementation phase of sales technology that enables a single view of our customers, and we are investing in our financial tools, including an enterprise resource planning system. System implementations are complex. Any disruptions, delays or deficiencies in the design, implementation or operation of these systems, particularly any disruptions, delays or deficiencies that impact our operations, could adversely affect our ability to effectively run and manage our business. In addition, our continued development and implementation of new generation software solutions and information technology infrastructure may take longer than originally expected and may require the acquisition of additional personnel and other resources, which may adversely affect our business, results of operations and financial condition. Any inability to deploy new generation information technology throughout our organization would result in operating multiple platforms, which would increase costs.

In recent years, we shifted a substantial portion of our applications to a cloud-based environment. While we maintain redundant systems and backup databases and applications software to ensure continuous access to cloud services, it is possible that access to our software capabilities could be interrupted and our disaster recovery planning may not account for all eventualities. The failure of our systems could interfere with the delivery of products and services to our customers, impede our customers' ability to do business and result in the loss or corruption of critical data. In addition to the potential loss of customers, we may be required to incur additional development costs and divert technical and other resources, and we may be the subject of negative publicity and/or liability claims.

If any of our significant information technology systems suffer severe damage, disruption or shutdown, and our disaster recovery and business continuity plans do not effectively resolve the issues in a timely manner, our results of operations would be adversely affected, and our business interruption insurance coverage may not be adequate to compensate us fully for any losses that may occur.

If third-party providers of certain significant information technology needs are unable to provide services, our business could be disrupted and the cost of such services could increase.

We have entered into agreements with third-party providers for information technology services, including telecommunications, network server, cloud computing and transaction processing services. In addition, we have agreements with companies to provide services such as online payment solutions. A service provider's ability to provide services could be disrupted for a variety of reasons, including, among others, human error, software errors or design faults, security breaches, power loss, telecommunications failures, equipment failures, electrical disruptions, labor issues, vandalism, fire, flood, extreme weather, terrorism and other events beyond their control. In the event that one or more of our service providers is unable to provide adequate or timely information technology services, our ability to deliver products and services to our customers could be adversely affected. Although we believe we have taken reasonable steps to protect our business through contractual arrangements with our service providers, we cannot completely eliminate the risk of disruption in service. Any significant disruption could harm our business, including damage to our brand and loss of customers. Additionally, although we believe that information technology services are available from numerous sources, a failure to perform by one or more of our service providers could cause a material disruption in our business while we obtain an alternative service provider. The use of substitute third-party providers could also result in increased expense.

If we are unable to attract and retain key personnel and other qualified employees, our business and results of operations could be adversely impacted.

For us to successfully grow and compete, we must recruit, retain and develop the key personnel necessary to execute our growth strategy. Our success depends on the contributions and abilities of key employees, especially in our digital services businesses and specifically in sales, marketing, product management and development, data analytics and information technology. If we are unable to retain our existing employees and/or attract qualified personnel, we may not be able to grow and manage our business effectively. Although we have implemented various "Great Place to Work" initiatives, including employee wellness initiatives, the introduction of employee resource groups and a revised performance management process, we can provide no assurance that we will be successful in attracting and retaining key personnel.

The cost and availability of materials, delivery and other third-party services could adversely affect our operating results.

We are subject to risks associated with the cost and availability of paper, plastics, ink, retail packaging supplies, promotional materials and other raw materials. Paper costs represent a significant portion of our materials expense. Paper is a commodity and its price has been subject to volatility due to supply and demand in the marketplace, as well as volatility in the raw material and other costs incurred by paper suppliers. There are also relatively few paper suppliers and these suppliers are under financial pressure as paper use declines. As such, when our suppliers increase paper prices, we may not be able to obtain better pricing from alternative suppliers. Historically, we have not been negatively impacted by paper shortages because of our relationships with paper suppliers. However, we can provide no assurance that we will be able to purchase sufficient quantities of paper if such a shortage were to occur.

We depend upon third-party providers for delivery services and for other outsourced products and services. Events resulting in the inability of these service providers to perform their obligations, such as work slowdowns or extended labor strikes, could adversely impact our results of operations by requiring us to secure alternate providers at higher costs. Postal rates are dependent on the operating efficiency of the U.S. Postal Service (USPS) and on legislative mandates imposed upon the USPS. Postal rates have increased in recent years and the USPS has incurred significant financial losses. This may result in continued changes to the breadth and/or frequency of USPS mail delivery services. In addition, fuel costs have fluctuated over the past several years. Increased fuel costs increase the costs we incur to deliver products to our customers, as well as the price we pay for outsourced products. We also rely on third-party providers for certain technology, processing and support functions. If we are unable to renew our existing contracts with our most significant providers, we may be forced to obtain alternative suppliers at higher costs. Competitive pressures and/or contractual arrangements may inhibit our ability to reflect increased costs in the price of our products and services. Any of the foregoing risks could result in harm to our business and results of operations.

We are subject to customer payment-related risks, which could adversely affect our business and financial results.

We may be liable for fraudulent transactions conducted on our websites, such as the use of stolen credit card numbers. While we do have safeguards in place, we cannot prevent all fraudulent transactions. To date, we have not incurred significant losses from payment-related fraud. However, such transactions negatively impact our results of operations and could subject us to penalties from payment card associations for inadequate fraud protection.

Governmental regulation is continuously evolving and could limit or harm our business.

We are subject to numerous international, federal, state and local laws and regulations that affect our business activities in several areas, including, but not limited to, labor, advertising, taxation, data privacy and security, digital content, consumer reports, consumer protection, online payment services, real estate, e-commerce, intellectual property, health care, environmental matters, and workplace health and safety. In response to the COVID-19 pandemic, local, state, national and international governments and health authorities have established myriad new laws, rules, regulations and orders. These emergency enactments evolve rapidly and sometimes become effective within a 24-hour period. The complexity of complying with existing and new laws and regulations is significant, and regulators may adopt new laws or regulations at any time.

The various regulatory requirements to which we are subject could impose significant limitations on our business activities, require changes to our business, restrict our use or storage of personal information, or cause changes in our customers' purchasing behavior, which may make our business more costly and/or less efficient and may require us to modify our current or future products, services, systems or processes. We cannot quantify or predict with any certainty the likely impact of such changes on our business, prospects, financial condition or results of operations.

Portions of our business operate within highly regulated industries and our business results could be significantly affected by the laws and regulations to which we are subject. For example, international, federal and state laws and regulations regarding the protection of certain consumer information require us to develop, implement and maintain policies and procedures to protect the security and confidentiality of consumers' nonpublic personal information. Portions of our business are subject to regulations affecting payment processing, including ACH, remote deposit capture and lockbox services. These laws and regulations require us to develop, implement, and maintain certain policies and procedures related to payment processing. We are also subject to additional requirements in certain of our contracts with financial institution clients and communications service providers, which are often more restrictive than the regulations, as well as confidentiality clauses in certain of our contracts related to small businesses’ customer information. These regulations and agreements typically limit our ability to use or disclose nonpublic personal information for other than the purposes originally intended, which could limit business opportunities. Proposed privacy and cybersecurity regulations may also increase the cost of compliance for the protection of collected data. The complexity of compliance with these various regulations may increase our cost of doing business and may affect our clients, reducing their discretionary spending and thus, reducing their capacity to purchase our products and services.

Due to our increasing use of the internet for sales and marketing, laws specifically governing digital commerce, the internet, mobile applications, search engine optimization, behavioral advertising, privacy and email marketing may have an impact on our business. Existing and future laws governing issues such as digital and social marketing, privacy, consumer protection or commercial email may limit our ability to market and provide our products and services. Changing data protection regulations may increase the cost of compliance in servicing domestic and international markets for our wholesale and retail business services channels. More restrictive legislation, such as new privacy laws, search engine marketing restrictions, “anti-spam” regulations or email privacy rules, could decrease marketing opportunities, decrease traffic to our websites and/or increase the cost of obtaining new customers.

Because of additional regulatory costs, financial institutions may continue to put significant pricing pressure on their suppliers, including their check and service providers. The increase in cost and profit pressure may also lead to further consolidation of financial institutions. Additionally, some financial institutions do not permit offers of add-on services, such as bundled products, fraud/identity protection or expedited check delivery, to their customers. It would have an adverse impact on our results of operations if we were unable to market such services to consumers or small businesses through the majority of our financial institution clients. Additionally, as our product and service offerings become more technologically focused, and with expanded regulatory expectations for supervision of third-party service providers, additional portions of our business could become subject to direct federal regulation and/or examination. This would increase our cost of doing business and could slow our ability to introduce new products and services and otherwise adapt to a rapidly changing business environment.

Third-party claims could result in costly and distracting litigation and, in the event of an unfavorable outcome, could have an adverse effect on our business, financial condition and results of operations.

From time to time, we are involved in claims, litigation and other proceedings relating to the conduct of our business, including purported class action litigation. Such legal proceedings may include claims related to our employment practices; claims alleging breach of contractual obligations; claims asserting deceptive, unfair or illegal business practices; claims alleging violations of consumer protection-oriented laws; claims related to legacy distributor account protection rights; or claims related to environmental matters. In addition, third parties may assert patent and other intellectual property infringement claims against us and/or our clients, which could include aggressive and opportunistic enforcement of patents by non-practicing entities. Any such claims could result in litigation against us and could also result in proceedings being brought against us by various federal and state agencies that regulate our businesses. The number and significance of these claims and proceedings has increased as our businesses have evolved and expanded in scope. These claims, whether successful or not, could divert management's attention, result in costly and time-consuming litigation, or both. Accruals for identified claims or lawsuits are established based on our best estimates of the probable liability. However, we cannot accurately predict the ultimate outcome of any such proceedings due to the inherent uncertainties of litigation and other dispute resolution mechanisms. Any unfavorable outcome of a material claim or material litigation could require the payment of monetary damages or fines, attorneys' fees or costly and undesirable changes to our products, features or business practices, which would result in a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our rights in intellectual property, which could harm our business and ability to compete.

We rely on a combination of trademark and copyright laws, trade secret and patent protection, and confidentiality and license agreements to protect our trademarks, software and other intellectual property. These protective measures afford only limited protection. Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property or otherwise independently develop substantially equivalent products or services that do not infringe on our intellectual property rights. Policing unauthorized use of our intellectual property is difficult. We may be required to spend significant resources to protect our trade secrets and to monitor and police our intellectual property rights. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete.

Activities of our customers or the content of their websites could damage our reputation and/or adversely affect our financial results.

As a provider of domain name registration, web hosting services and customized business products, we may be subject to potential liability for the activities of our customers on or in connection with their domain names or websites, for the data they store on our servers, including information accessible through the "dark web," or for images or content that we produce on their behalf. Customers may also launch distributed denial of service attacks or malicious executables, such as viruses, worms or trojan horses, from our servers. Although our agreements with our customers prohibit illegal use of our products and services and permit us to take appropriate action for such use, customers may nonetheless engage in prohibited activities or upload or store content with us in violation of applicable law. Our reputation may be negatively impacted by the actions of customers that are deemed to be hostile, offensive or inappropriate, or that infringe the copyright or trademark of another party. The safeguards we have established may not be sufficient to avoid harm to our reputation, especially if the inappropriate activities are high profile.

Laws relating to the liability of online services companies for information, such as online content disseminated through their services, are subject to frequent challenges. In spite of settled law in the U.S., claims are made against online services companies by parties who disagree with the content. Where the online content is accessed on the internet outside of the U.S., challenges may be brought under foreign laws that do not provide the same protections for online services companies as in the U.S. These challenges in either U.S. or foreign jurisdictions may give rise to legal claims alleging defamation, libel, invasion of privacy, negligence or copyright or trademark infringement, based on the nature and content of the materials disseminated through our services. Certain of our products and services include content generated by users of our online services. Although this content is not generated by us, claims of defamation or other injury may be made against us for that content. If such claims are successful, our financial results would be adversely affected. Even if the claims do not result in litigation or are resolved in our favor, the time and resources necessary to resolve them could divert management’s attention and adversely affect our business and financial results.

Asset impairment charges would have a negative impact on our results of operations.

Goodwill represented 39% of our total assets as of December 31, 2020. On at least an annual basis, we assess whether the carrying value of goodwill is impaired. This analysis considers several factors, including economic, market and industry conditions. Circumstances that could indicate a decline in the fair value of one or more of our reporting units include, but are not limited to, the following:

•	a downturn in economic conditions that negatively affects our actual and forecasted operating results;

•	changes in our business strategy, structure and/or the allocation of resources;

•	the failure of our growth strategy;

•	the inability of our acquisitions to achieve expected operating results;

•	changes in market conditions, including increased competition;

•	the loss of significant customers;

•	a decline in our stock price for a sustained period; or

•	a material acceleration of order volume declines for checks and business forms.

Such situations may require us to record an impairment charge for a portion of goodwill. We are also required to assess the carrying value of other long-lived assets, including intangible assets and assets held for sale. We have, in the past, and may again in the future, be required to write-down the value of some of our assets, and these write-downs have been, and could in the future be, material to our results of operations. If we are required to record additional asset impairment charges for any reason, our consolidated results of operations would be adversely affected.

Economic conditions, including impacts of the COVID-19 pandemic, may adversely affect trends in business and consumer spending, which may adversely impact demand for our products and services.

Economic conditions have affected, and will continue to affect, our results of operations and financial position. Current and future economic conditions that affect business and consumer spending, including levels of business and consumer confidence, unemployment levels, consumer spending and the availability of credit, as well as uncertainty or volatility in our customers' businesses, may adversely affect our business and results of operations. A challenging economic environment could cause existing and potential customers to not purchase or to delay purchasing our products and services, thereby negatively impacting our revenue and results of operations.

A significant portion of our business relies on small business spending. We believe that small businesses are more likely to be significantly affected by economic conditions than larger, more established companies. During a sluggish economy, it may be more difficult for small businesses to obtain credit and they may choose to spend their limited funds on items other than our products and services. As such, the level of small business confidence, the rate of small business formations and closures, and the availability of credit to small businesses all impact our business.

A significant portion of our business also relies upon the health of the financial services industry. As a result of global economic conditions in past years, a number of financial institutions sought additional capital, merged with other financial institutions and, in some cases, failed. The failure of one or more of our larger financial institution clients, or large portions of our customer base, could adversely affect our operating results. In addition to the possibility of losing a significant client, the inability to recover prepaid product discount payments made to one or more of our larger financial institution clients, or the inability to collect accounts receivable or contractually required contract termination payments, could have a significant negative impact on our results of operations.

There may also be an increase in financial institution mergers and acquisitions during periods of economic uncertainty or as a result of other factors affecting the financial services industry. Such an increase could adversely affect our operating results. Often the newly combined entity seeks to reduce costs by leveraging economies of scale in purchasing, including its check supply and business services contracts. This results in providers competing intensely on price in order to retain not only their previous business with one of the financial institutions, but also to gain the business of the other party in the combined entity. Although we devote considerable effort toward the development of a competitively-priced, high-quality selection of products and services for the financial services industry, there can be no assurance that significant financial institution clients will be retained or that the impact of the loss of a significant client can be offset through the addition of new clients or by expanded sales to our remaining clients.

The COVID-19 pandemic and the actions taken in response to it have significantly increased economic uncertainty. The pandemic has caused a global recession and increased unemployment and we cannot predict the extent to which our customers will be able to survive such a downturn. Given the ongoing and dynamic nature of the COVID-19 pandemic, we cannot predict the impact on our business, financial position or results of operations, and there is no guarantee that our efforts to address the ongoing adverse impact of the pandemic will be successful.

Our variable-rate indebtedness exposes us to interest rate risk.

The majority of the borrowings under our existing credit facility are subject to variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our interest expense would increase, negatively affecting earnings and reducing cash flows available for working capital, capital expenditures and other investments.

Risks relating to the FAPS Acquisition

The pendency of the FAPS Acquisition could materially and adversely affect the business, financial condition, results of operations or cash flows of Deluxe and First American.

In connection with the pending FAPS Acquisition, some customers or vendors of Deluxe or First American may delay or defer decisions on continuing or expanding such business dealings, which could materially and adversely affect the revenues, earnings, cash flows and expenses of Deluxe or First American, regardless of whether the FAPS Acquisition is consummated. Similarly, current and prospective employees of Deluxe or First American may experience uncertainty about their future roles with Deluxe following the consummation of the FAPS Acquisition, which may materially and adversely affect the ability of each of Deluxe and First American to attract, retain and motivate key personnel during the pendency of the FAPS Acquisition and which may materially and adversely divert attention from the daily activities of Deluxe’s and First American’s existing employees. In addition, due to operating covenants in the Merger Agreement, First American may be unable, during the pendency of the FAPS Acquisition, to pursue certain types of strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. Further, the FAPS Acquisition may give rise to potential liabilities, including those that may result from future shareholder lawsuits relating to the FAPS Acquisition. Any of these matters could materially and adversely affect the businesses, financial condition, results of operations and cash flows of Deluxe or First American.

The consummation of the FAPS Acquisition is subject to a number of conditions and if these conditions are not satisfied or waived, the FAPS Acquisition will not be consummated.

The proposed FAPS Acquisition is subject to a number of conditions that must be satisfied or waived by either or both of Deluxe and First American prior to the consummation of the FAPS Acquisition, and there can be no guarantee that such conditions will be so satisfied or waived. Should the FAPS Acquisition fail to close for any reason, Deluxe’s business, financial condition, results of operations and cash flows may be materially and adversely affected. The closing conditions under the Merger Agreement include, among others:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any order, injunction or other legal restraint or prohibition (whether permanent, preliminary or temporary) issued by any governmental entity of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the FAPS Acquisition;

•	the correctness of all representations and warranties made by the parties in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in each case to certain materiality standards);

•	the approval of the FAPS shareholders not having been rescinded; and

•	the absence of any change, event, circumstance, occurrence or development since the date of the Merger Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on First American.

Further, prior to the consummation of the FAPS Acquisition, the parties to the Merger Agreement may agree to modify or waive the terms or conditions of such document without the consent of the holders of the notes. Transaction parties will not be precluded from making certain changes to the terms of the Transactions or from waiving certain conditions to the Transactions.

Deluxe does not currently control First American and its subsidiaries.

Although the Merger Agreement contains covenants on the part of First American regarding the operation of its business prior to the closing of the FAPS Acquisition, Deluxe does not and will not control First American and its subsidiaries until completion of the FAPS Acquisition. As a result, the business and results of operations of First American may be materially and adversely affected by events that are outside of Deluxe’s control during the intervening period. The historic and current performance of First American’s business and operations may not be indicative of success in future periods. The future performance of First American may be influenced by, among other factors, economic downturns, turmoil in financial markets, unfavorable regulatory decisions, litigation, the occurrence or discovery of new liabilities, rising interest rates and other factors beyond the control of Deluxe and possibly First American. As a result of any one or more of these factors, among others, the operations and financial performance of First American may be negatively affected, which may materially and adversely affect the combined company’s future financial results.

Risks relating to the combined company upon consummation of the FAPS Acquisition

A pending investigation by the Federal Trade Commission into certain business practices of First American could materially and adversely affect First American’s business or, following consummation of the FAPS Acquisition, the combined business.

Three operating subsidiaries of FAPS received separate Civil Investigative Demands dated December 27, 2019 (the “CIDs”) from the Federal Trade Commission (the “FTC”) requesting information and documents to determine whether the subsidiaries may have engaged in conduct prohibited by the Federal Trade Commission Act, the Fair Credit Reporting Act or the Duties of Furnishers of Information. The FTC has not yet made any determination against the subsidiaries, and we are currently unable to predict the eventual scope, ultimate timing or outcome of its investigation. The consummation of the offering of the notes offered hereby, the FAPS Acquisition and the other related transactions are not conditioned on a resolution of the FTC investigation, and we do not expect that the FTC investigation will be resolved prior to the consummation of the offering of the notes offered hereby or the FAPS Acquisition and the other related transactions.

Deluxe is entitled to limited indemnification under the Merger Agreement for certain expenses and losses, if any, that may be incurred after the consummation of the FAPS Acquisition with respect to certain matters, including the FTC investigation. The right to indemnification under the Merger Agreement for any such expenses and losses is limited to the amount of an indemnity holdback and, except in the case of fraud, will be Deluxe’s sole recourse for such losses. There can be no assurance that such indemnification will be sufficient to address all losses that may arise from such matters, or that the FTC’s pending investigation will not result in findings or alleged violations of laws that could lead to enforcement actions, proceedings or litigation, whether by the FTC, other state or federal agencies, or other parties. The imposition of damages, fines, restitution, other equitable monetary relief or changes to First American’s or the combined company’s business practices or operations could materially and adversely affect First American’s or the combined company’s business, financial condition, results of operations or reputation.

Future results of Deluxe may differ, possibly materially, from the unaudited pro forma condensed combined financial information presented in this offering memorandum.

The future results of Deluxe following the consummation of the FAPS Acquisition may be different, possibly materially, from those shown in the “Unaudited pro forma condensed combined financial information” section of this offering memorandum, which show only a combination of Deluxe’s and First American’s historical results after giving effect to the FAPS Acquisition for several reasons. The unaudited pro forma condensed combined financial information presented in this offering memorandum is for illustrative purposes only and is not intended to, and does not purport to, represent what Deluxe’s actual results or financial condition would have been if the FAPS Acquisition had been consummated. In addition, the unaudited pro forma condensed combined financial information presented in this offering memorandum is based, in part, on certain assumptions regarding the FAPS Acquisition that Deluxe believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the FAPS Acquisition. The unaudited pro forma condensed combined financial information presented in this offering memorandum reflects the impact of the FAPS Acquisition on Deluxe’s and First American’s historical financial information using the acquisition method of accounting, as required under GAAP. Pursuant to the acquisition method, Deluxe has been determined to be the acquirer for accounting purposes. As required under GAAP, Deluxe will record First American’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of consideration transferred (i.e., purchase price) over the fair value of net assets acquired will be recorded as goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. The operating results of First American will be reported as part of the combined company on the acquisition date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the FAPS Acquisition could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma condensed consolidated financial information included in this offering memorandum. If the FAPS Acquisition occurs, Deluxe anticipates incurring integration costs, as well as the cost of cost savings initiatives, which have not been reflected in the unaudited pro forma condensed combined financial information presented in this offering memorandum. The FAPS Acquisition and post-merger integration process may also give rise to unexpected liabilities and costs. Unexpected delays in consummating the FAPS Acquisition or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Deluxe. If any of these circumstances were to occur, operating expenses for the combined business may be higher than expected, reducing operating income and the expected benefits of the FAPS Acquisition. In addition, actual financing costs for the combined company may be higher and revenue lower than the expected costs reflected in the unaudited pro forma condensed combined financial information. Higher financing costs would reduce the combined company’s profitability and may reduce cost reduction and other initiatives.

Deluxe may be unable to realize the anticipated benefits of the FAPS Acquisition, including synergies, and expects to incur substantial expenses related to the FAPS Acquisition, which could have a material adverse effect on Deluxe’s business, financial condition and results of operations.

Following the consummation of the FAPS Acquisition, Deluxe expects to realize potential revenue synergies. In addition to the purchase price for the transaction, Deluxe expects to incur one-time costs to achieve these synergies, although those costs have not yet been quantified.

In addition, while Deluxe believes these synergies are achievable, Deluxe’s ability to achieve such estimated synergies and the timing of achieving any such synergies is subject to various assumptions by Deluxe’s management, which may or may not be realized, as well as the incurrence of other costs in Deluxe’s operations that offset all or a portion of such synergies. As a consequence, Deluxe may not be able to realize all of these synergies within the timeframe expected or at all. In addition, Deluxe may incur additional and/or unexpected costs in order to realize these synergies. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the FAPS Acquisition and materially and adversely affect Deluxe.

In addition, Deluxe has incurred and expects to incur substantial expenses in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement.

Deluxe expects to continue to incur non-recurring costs associated with consummating the FAPS Acquisition, combining the operations of the two companies and achieving the desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the FAPS Acquisition and include, among others, fees paid to financial, legal and accounting advisors, employee benefit costs and filing fees.

These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Deluxe following the consummation of the FAPS Acquisition and many of these costs will be borne by Deluxe even if the FAPS Acquisition is not consummated.

Following the consummation of the FAPS Acquisition, Deluxe may be unable to successfully integrate First American’s business and realize the anticipated benefits of the FAPS Acquisition.

Deluxe and First American currently operate as independent companies. After the consummation of the FAPS Acquisition, Deluxe will be required to devote significant management attention and resources to integrating the business practices and operations of First American. Potential difficulties Deluxe may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Deluxe and First American in a manner that permits Deluxe to achieve the cost savings or revenue enhancements anticipated to result from the FAPS Acquisition, which would result in the anticipated benefits of the FAPS Acquisition not being realized in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers, retail partners, financial institutions or other third parties of either of the two companies deciding not to do business with Deluxe after the FAPS Acquisition;

•	the complexities associated with managing Deluxe out of several different locations and integrating personnel from First American, resulting in a significantly larger combined company, while at the same time attempting to provide consistent, high quality products and services;

•	the additional complexities of integrating a company with different products, services, markets and customers;

•	coordinating corporate and administrative infrastructures and harmonizing insurance coverage;

•	coordinating accounting, information technology, communications, administration and other systems;

•	complexities associated with implementing necessary controls for First American’s business activities to address Deluxe’s requirements as a public company;

•	identifying and eliminating redundant and underperforming functions and assets;

•	difficulty addressing possible differences in corporate culture and management philosophies;

•	the failure to retain key employees of either First American or Deluxe;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the FAPS Acquisition;

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention to efforts to consummate the FAPS Acquisition and integrate First American’s operations; and

•	a deterioration of credit ratings.

For all these reasons, you should be aware that it is possible that the integration process following the consummation of the FAPS Acquisition could result in the distraction of Deluxe’s management, the disruption of Deluxe’s ongoing business or inconsistencies in its products, services, standards, controls, procedures and policies, any of which could materially and adversely affect the ability of Deluxe to maintain relationships with customers, retail partners, financial institutions, vendors and employees or to achieve the anticipated benefits of the FAPS Acquisition, or could otherwise materially and adversely affect the business and financial results of Deluxe.

An inability to realize the full extent of the anticipated benefits of the FAPS Acquisition, as well as any delays encountered in the integration process, could have a material adverse effect on the revenues, level of expenses and operating results of the combined company, which may materially and adversely affect the value of Deluxe’s securities following the consummation of the FAPS Acquisition and/or cause the liquidity or market value of the notes to decline significantly.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefit of Deluxe’s plan for integration may not be realized. Actual synergies, if achieved at all, may be lower than what Deluxe expects and may take longer to achieve than anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the FAPS Acquisition may be offset by costs incurred or delays in integrating the companies. If Deluxe is not able to adequately address these challenges, Deluxe may be unable to successfully integrate First American’s operations into its own or, even if Deluxe is able to combine the two business operations successfully, to realize the anticipated benefits of the integration of the two companies.

Deluxe may be unable to retain key employees as a result of the FAPS Acquisition or otherwise.

The success of Deluxe depends in part upon its ability to retain its executive leadership, management team and other key employees (including, following the FAPS Acquisition, former First American employees). Key personnel may depart because of a variety of reasons, relating to the FAPS Acquisition or otherwise. The loss of these individuals without adequate replacement could materially and adversely affect our ability to sustain and grow our business. The inability to attract and retain qualified individuals, or a significant increase in the costs to do so, would materially and adversely affect our operations. Furthermore, if we are unable to retain key personnel who are critical to the successful integration and future operations of the combined company following the FAPS Acquisition, we could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs, all of which could diminish the anticipated benefits of the FAPS Acquisition.

Risks relating to the notes and our other indebtedness

If the FAPS Acquisition is not consummated by September 21, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement), we will redeem the notes pursuant to a special mandatory redemption and you may not obtain your expected return on the notes.

If the FAPS Acquisition is not consummated on or prior to September 21, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or, if prior to such date, the Merger Agreement is terminated without the FAPS Acquisition being consummated, then in either case, we will be required to redeem the notes at 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Merger Agreement contains customary conditions for closing, many of which are beyond our control, and we may not be able to complete the FAPS Acquisition prior to September 21, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement). If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special redemption in an investment that results in a comparable return. In addition, if you purchase notes at a price greater than the principal amount of the notes, you may suffer a loss on your investment. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors.

You will have no rights under the special mandatory redemption provisions as long as the FAPS Acquisition is consummated on or prior to September 21, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement). You will not have any right to require us to repurchase your notes if, between the closing of the notes offering and the consummation of the FAPS Acquisition, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the FAPS Acquisition change, including in material respects.

We will not deposit the net proceeds of this offering into an escrow account benefiting holders of the notes, and we may not be able to pay the redemption price of the notes upon a special mandatory redemption.

If the FAPS Acquisition is not consummated on or prior to September 21, 2021 (or such later date if the end date is extended pursuant to the Merger Agreement) or, if prior to such date, the Merger Agreement is terminated without the FAPS Acquisition being consummated, then in either case, we will be required to redeem the notes at 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We intend to use the net proceeds from this offering to fund a portion of the cash consideration of the FAPS Acquisition. We will not deposit the net proceeds of this offering into an escrow account benefiting holders of the notes pending the consummation of the FAPS Acquisition for the purpose of redeeming the notes offered hereby if the FAPS Acquisition is not consummated. The source of funds for any such redemption of notes upon the occurrence of the foregoing conditions would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. Consequently, we may not be able to satisfy our obligations to redeem the notes because we may not have sufficient financial resources to pay the aggregate redemption price for all the notes. Our failure to redeem all the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the offering will continue to have, a significant amount of indebtedness. As of March 31, 2021, on a pro forma basis after giving effect to the Transactions, our total debt would have been approximately $1,853 million, and we would have had unused commitments of $295 million under the revolving portion of our senior secured revolving credit facilities (after giving effect to $7 million of outstanding letters of credit), which could be increased by $400 million, subject to certain conditions.

Subject to the limits contained in the credit agreement that will govern our senior secured credit facilities and the indenture that will govern the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that will govern the notes and the credit agreement that will govern our senior secured credit facilities will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement that will govern our senior secured credit facilities and the indenture that will govern the notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of other indebtedness” and “Description of notes.”

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

While the indenture that will govern the notes and the credit agreement that will govern our senior secured credit facilities will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under our senior secured credit facilities could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture that will govern the notes and the credit agreement that will govern our senior secured credit facilities will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of March 31, 2021, on a pro forma basis after giving effect to the Transactions, the revolving portion of our senior secured revolving credit facilities would have provided for unused commitments of $295 million (after giving effect to $7 million of outstanding letters of credit), which could be increased by $400 million, subject to certain conditions. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of other indebtedness” and “Description of notes.”

The terms of the credit agreement that will govern our senior secured credit facilities and the indenture that will govern the notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreement that will govern our senior secured credit facilities and the indenture that will govern the notes offered hereby will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

You should read the discussion under the heading “Description of notes—Certain covenants” for further information about these covenants.

In addition, the restrictive covenants in the credit agreement that will govern our senior secured credit facilities will require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussion under the heading “Description of other indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the indenture that will govern the notes or under the credit agreement that will govern our senior secured credit facilities could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement that will govern our senior secured credit facilities would permit the lenders under our senior secured credit facilities to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the notes or our senior secured credit facilities, those noteholders and lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all loans under the revolving portion of our senior secured credit facilities are fully drawn, each quarter point change in interest rates would result in a $1.25 million change in annual interest expense on our indebtedness under our senior secured credit facilities. As of March 31, 2021, we had an outstanding interest rate swap related to amounts drawn under the revolving portion of our existing credit facility, involving the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

Additionally, our use of interest rate swaps to manage risk associated with interest rate volatility may expose us to additional risks, including the risk that a counterparty to a swap may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Termination of interest rate swaps typically involves costs, such as transaction fees or breakage costs.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our senior secured credit facilities and any other secured indebtedness of our company to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our senior secured credit facilities with respect to the assets that secure that indebtedness. As of March 31, 2021, on a pro forma basis giving effect to the Transactions, we would have had $7 million in letters of credit outstanding under the revolving portion of our senior secured credit facilities, resulting in total unused availability of approximately $295 million, which could be increased by $400 million, subject to certain conditions. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under our senior secured credit facilities and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and future domestic subsidiaries that is a borrower under or that guarantees obligations under our senior secured credit facilities or that guarantees certain of our other indebtedness or indebtedness of any subsidiary guarantor. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and note guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of the holders of that subsidiary’s debt and other creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that will govern the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables and lease obligations, that may be incurred by these subsidiaries.

For the 12 months ended March 31, 2021, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 6% of our revenue, approximately 10% of our operating income and approximately 8% of our Adjusted EBITDA, respectively. As of March 31, 2021, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries represented approximately 7% of our total assets and had $120 million of total liabilities, including debt and trade payables but excluding intercompany liabilities.

In addition, our subsidiaries that provide, or will provide, note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the note guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes—Note guarantees.”

Many of the covenants contained in the indenture will be suspended if the notes are rated investment grade by two of Moody’s, S&P or Fitch and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture that will govern the notes will be suspended if the notes are rated investment grade by two of Moody’s, S&P or Fitch; provided at such time no default or event of default has occurred and is continuing under the indenture. These covenants include restrictions on our ability to pay dividends, incur indebtedness and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force and any actions taken while such covenants are suspended will not result in an Event of Default if such covenants are subsequently reinstated. See “Description of notes—Certain covenants.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the purchase date. Additionally, under our senior secured credit facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement that will govern our senior secured credit facilities and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our senior secured credit facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to purchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement that will govern our senior secured credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Repurchase at the option of holders—Change of control.”

The exercise by the holders of notes of their right to require us to purchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•	the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•	we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Holders of the notes will not be entitled to registration rights, and we do not currently intend to register the notes under applicable securities laws. There are restrictions on your ability to transfer or resell the notes.

The notes are being offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws, and we do not currently intend to register the notes. The holders of the notes will not be entitled to require us to register the notes for resale or otherwise. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. See “Transfer restrictions.”

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The notes will be a new issuance of securities for which there is no established trading market. We expect the notes to be eligible for trading by “qualified institutional buyers,” as defined under Rule 144A, but we do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. The initial purchasers of the notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In such case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	the number of holders of notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

When issued, our debt will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.